Filed pursuant to Rule 433

Registration File No. 333- 223083

Supplementing the Preliminary Prospectus

Supplement dated July 26, 2018

(To Prospectus dated February 16, 2018)

Comerica Incorporated

Pricing Term Sheet

3.700% Senior Notes due 2023

July 26, 2018

Issuer:	Comerica Incorporated

Security Type:	Senior Notes

Ratings*:	Moody’s: A3 (Stable Outlook); S&P: BBB+ (Stable Outlook); Fitch: A (Stable Outlook)

Principal Amount:	$850,000,000

Pricing Date:	July 26, 2018

Settlement Date**:	July 31, 2018

Maturity Date:	July 31, 2023

Interest Payment Dates:	January 31 and July 31 of each year, beginning on January 31, 2019

Reference Benchmark:	2.625% due June 30, 2023

Benchmark Yield:	2.852%

Spread to Benchmark:	+85 bps

Reoffer Yield:	3.702%

Coupon:	3.700%

Price to Investors (%):	99.991% of Principal Amount

Par Call:	On and after June 30, 2023

CUSIP/ISIN:	200340 AS6 / US200340AS60

Book-Running Manager:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Co-Managers:	Comerica Securities, Inc. Sandler O’Neill & Partners, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about July 31, 2018, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade such notes on the date of pricing should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC or RBC Capital Markets, LLC can arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533; Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; or RBC Capital Markets, LLC toll-free at 1-866-375-6829.